Exhibit 99.1

FOR IMMEDIATE RELEASE

AUGUST 7, 2013

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY REPORTS SECOND-QUARTER 2013 RESULTS

DALLAS, August 7, 2013 — The Crosstex Energy companies, Crosstex Energy, L.P. (NASDAQ:XTEX) (the Partnership) and Crosstex Energy, Inc. (NASDAQ:XTXI) (the Corporation), today reported results for the second quarter of 2013.

Second-Quarter 2013 Compared with Second-Quarter 2012 — Crosstex Energy, L.P. Financial Results

The Partnership realized adjusted EBITDA of $50.7 million and distributable cash flow of $29.9 million for the second quarter of 2013, compared with adjusted EBITDA of $48.7 million and distributable cash flow of $23.4 million for the second quarter of 2012. The Partnership’s net loss for the second quarter of 2013 was $10.6 million versus net loss of $2.4 million for the second quarter of 2012.

“We continue to make progress with our growth projects, which will significantly expand our assets and capabilities in our NGL and crude businesses, while complementing our core natural gas gathering, processing and transmission business,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “We are executing our strategy to become a larger, more-diversified, fee-based midstream company through these projects.”

The Partnership’s second quarter 2013 gross operating margin of $95.5 million increased $5.2 million compared with a gross operating margin of $90.3 million for the second quarter of 2012. The improvement was primarily due to the Partnership’s July 2012 acquisition of assets in the Ohio River Valley, greater contributions from the Partnership’s Permian Basin assets and increased natural gas liquids (NGL) fractionation and marketing activities. Adjusted EBITDA, distributable cash flow and gross operating margin are explained in greater detail under “Non-GAAP Financial Information,” and reconciliations of these measures to their most directly comparable GAAP measures are included in the tables at the end of this news release.

The Partnership reports results by operating segment principally based on regions served. Reportable segments consist of natural gas gathering, processing and transmission operations in the Barnett Shale in north Texas and in the Permian Basin in west Texas (NTX); gas pipelines and gas processing plants in Louisiana (LIG); gas processing and NGL assets, including NGL fractionation and marketing activities, in south Louisiana (PNGL); and rail, truck, pipeline and barge facilities in the Ohio River Valley (ORV).

-more-

Each business segment’s contribution to the second quarter 2013 gross operating margin compared with the second quarter 2012, and the factors affecting those contributions, are described below:

•                  The ORV segment contributed $13.5 million of gross operating margin during the second quarter of 2013. Gross operating margins attributable to crude oil and condensate totaled $8.5 million, and the remaining $5.0 million of gross operating margin was attributable to brine handling and disposal.

•                  The NTX segment’s gross operating margin decreased $4.2 million. Increased gas processing margins, primarily in the Permian Basin, were offset by a decline in gathering and transmission margins resulting from decreased volumes and reduced gathering rates under certain contracts, including a contract with a major producer in north Texas.

•                  The PNGL segment’s gross operating margin increased $3.8 million. Increased NGL volumes from truck and rail activity at the Partnership’s fractionators and increased oil terminal activity were largely offset by decreased plant processing margins due to the weak natural gas processing environment which caused a significant decline in volumes processed through the plants as well as declines in margins earned on volumes that were processed.

•                  The LIG segment’s gross operating margin decreased $7.9 million, primarily as a result of the weak natural gas processing environment, the impact of the Bayou Corne slurry-filled sinkhole and lower blending and treating fees in the second quarter of 2013 as compared to the second quarter of 2012. Volume declines related to the north LIG system in the Haynesville Shale resulted in only a slight decrease in gross operating margin because we transport gas primarily under firm transportation agreements on this system.

The Partnership’s second quarter 2013 operating expenses were $36.8 million, an increase of $6.2 million, or 20 percent, from the second quarter of 2012. The increase was primarily related to the direct operating cost of the ORV assets acquired in July 2012 and an increase in employee headcount related to the ORV acquisition and announced growth projects in the PNGL segment. General and administrative expenses rose $3.2 million, or 25 percent, versus the second quarter of 2012 largely due to increases in headcount related to the ORV acquisition and announced growth projects and stock based compensation partially offset by reductions in legal and other professional fees. Depreciation and amortization expense for the second quarter of 2013 rose $1.8 million, or five percent, compared with the second quarter of 2012 primarily due to depreciation and amortization attributable to the ORV assets which was partially offset by decreased depreciation on the Sabine Pass gas processing plant in south Louisiana. Interest expense for the second quarter of 2013 decreased $3.1 million, or 15 percent, to $18.2 million largely due to interest capitalized in relation to ongoing growth projects, which was partially offset by interest on the 7.125% senior unsecured notes due 2022 that the Partnership issued in May 2012.

The net loss per limited partner common unit for the second quarter of 2013 was $0.23 compared with a net loss of $0.13 per common unit for the second quarter of 2012.

Second-Quarter 2013 Compared with Second-Quarter 2012 — Crosstex Energy, Inc. Financial Results

The Corporation reported a net loss of $4.7 million for the second quarter of 2013 compared with a net loss of $1.7 million for the second quarter of 2012.

Excluding cash held by the Partnership and E2, the compression and stabilization company in which the Corporation is invested, the Corporation had cash on hand of approximately $1.0 million and $26.4 million of borrowings outstanding under the Corporation’s subsidiary’s bank credit facility as of the end of the second quarter of 2013.

Crosstex to Hold Earnings Conference Call on August 8, 2013

The Partnership and the Corporation will hold their quarterly conference call to discuss second quarter 2013 results on Thursday, August 8, 2013, at 10:00 a.m. Central time (11:00 a.m. Eastern time). The dial-in number for the call is 1-888-679-8033. Callers outside the United States should dial 1-617-213-4846. The passcode is 48093242 for all callers. Investors are advised to dial in to the call at least 10 minutes prior to the call time to register. Participants may preregister for the call at https://www.theconferencingservice.com/prereg/key.process?key=PNQPCC88Q.

Preregistrants will be issued a PIN number to use when dialing in to the live call, which will provide quick access to the conference by bypassing the operator upon connection. Interested parties also can access the live webcast of the call on the Investors page of Crosstex’s website at www.crosstexenergy.com.

After the conference call, a replay can be accessed until November 6, 2013 by dialing 1-888-286-8010. International callers should dial 1-617-801-6888 for a replay.  The passcode for all callers listening to the replay is 40662870. Interested parties also can visit the Investors page of Crosstex’s website to listen to a replay of the call.

About the Crosstex Energy Companies

Crosstex Energy, L.P. (NASDAQ: XTEX) is an integrated midstream energy partnership headquartered in Dallas that offers diversified, tailored customer solutions spanning the energy value chain with services and infrastructure that link energy production with consumption. XTEX operates approximately 3,500 miles of natural gas, natural gas liquids and oil pipelines, 10 natural gas processing plants and four fractionators, as well as barge and rail terminals, product storage facilities, brine disposal wells and an extensive truck fleet. XTEX has the right platform, the right opportunities and the right people to pursue its growth-focused business strategy.

Crosstex Energy, Inc. (NASDAQ: XTXI) owns the general partner interest, the incentive distribution rights and a portion of the limited partner interests in Crosstex Energy, L.P. as well as the majority interest in E2, a services company focused on the Utica Shale play in the Ohio River Valley.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principle financial measures that the Partnership refers to as gross operating margin, adjusted EBITDA and distributable cash flow. Gross operating margin is defined as revenue minus the cost of purchased gas, NGL and crude oil. Adjusted EBITDA is defined as net income plus interest expense, provision for income taxes, depreciation and amortization expense, impairments, stock-based compensation, (gain) loss on non-cash derivatives, distribution from a limited liability company and non-controlling interest; less gain on sale of property and equity in income (loss) of limited liability company. Distributable cash flow is defined as earnings before certain noncash charges and the gain on the sale of assets less maintenance capital expenditures. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP) with the exception of maintenance capital expenditures.  Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

The Partnership believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and prior-reported results and a meaningful measure of the Partnership’s cash flow after it has satisfied the capital and related requirements of its operations.

Gross operating margin, adjusted EBITDA and distributable cash flow, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s performance. Furthermore, they should not be seen as measures of liquidity or a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the Partnership’s and the Corporation’s guidance and future outlook, distribution and dividend guidelines and future estimates and results of operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the following: (1) the Partnership’s profitability is dependent upon prices and market demand for natural gas, NGL, condensate and crude oil; (2) the Partnership’s substantial indebtedness could limit its flexibility and adversely affect its financial health; (3) the Partnership may not be able to obtain funding, which would impair its ability to grow; (4) the Partnership and the Corporation do not have diversified assets; (5) the Partnership may not be successful in balancing its purchases and sales; (6) drilling levels may decrease due to deterioration in the credit and commodity markets; (7) the Partnership’s credit risk management efforts may fail to adequately protect against customer non-payment; (8) the amount of natural gas, NGL, condensate and crude oil transported may decline as a result of reduced drilling by producers, competition for supplies, reserve declines and reduction in demand from key customers and markets; (9) the level of the Partnership’s processing, fractionation, crude oil handling and brine disposal operations may decline for similar reasons; (10) the successful execution of major projects is subject to factors beyond the control of the Partnership; (11) operational, regulatory and other asset-related risks, including weather conditions, exist because a significant portion of the Partnership’s assets are located in southern Louisiana and the Ohio River Valley; (12) the Partnership’s use of derivative financial instruments does not eliminate its exposure to fluctuations in commodity prices and interest rates; and (13) other factors discussed in the Partnership’s and the Corporation’s Annual Reports on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013, and other filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

(Tables follow)

CROSSTEX ENERGY, L.P.

Selected Financial Data

(All amounts in thousands except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenues	$454,589	$394,402	$900,278	$820,361
Purchased gas, NGLs and crude oil	359,093	304,098	700,115	630,304
Gross operating margin	95,496	90,304	200,163	190,057
Operating costs and expenses:
Operating expenses	36,779	30,571	74,115	58,378
General and administrative	16,212	12,965	34,448	27,928
(Gain) loss on sale of property	84	(406)	95	(504)
(Gain) loss on derivatives	(445)	(4,905)	27	(2,736)
Depreciation and amortization	34,635	32,870	68,361	65,048
Total operating costs and expenses	87,265	71,095	177,046	148,114
Operating income	8,231	19,209	23,117	41,943
Interest expense, net of interest income	(18,173)	(21,320)	(38,444)	(40,703)
Equity in income (loss) of limited liability company	37	—	(41)	—
Other income	109	11	329	25
Total other expense	(18,027)	(21,309)	(38,156)	(40,678)
Income (loss) before non-controlling interest and income taxes	(9,796)	(2,100)	(15,039)	1,265
Income tax provision	(833)	(411)	(1,542)	(835)
Net income (loss)	(10,629)	(2,511)	(16,581)	430
Less: Net loss attributable to the non-controlling interest	—	(71)	—	(109)
Net income (loss) attributable to Crosstex Energy, L.P.	$(10,629)	$(2,440)	$(16,581)	$539
Preferred interest in net income (loss) attributable to Crosstex Energy, L.P.	$8,131	$4,853	$15,210	$9,706
General partner interest in net income (loss)	$(312)	$(40)	$(1,556)	$(111)
Limited partners’ interest in net income (loss) attributable to Crosstex Energy, L.P.	$(18,448)	$(7,253)	$(30,235)	$(9,056)
Net loss attributable to Crosstex Energy, L.P. per limited partner unit:
Basic and diluted common units	$(0.23)	$(0.13)	$(0.38)	$(0.17)
Weighted average limited partners’ units outstanding:
Basic and diluted common units	81,670	55,998	79,265	53,427

CROSSTEX ENERGY, L.P.

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Distributable Cash Flow

(All amounts in thousands except ratios and per unit amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
	2013		2012		2013		2012
	(Unaudited)				(Unaudited)
Net income (loss) attributable to Crosstex Energy, L.P.	$(10,629)		$(2,440)		$(16,581)		$539
Depreciation and amortization	34,635		32,870		68,361		65,048
Stock-based compensation	3,004		2,495		8,055		4,993
Interest expense, net	18,173		21,320		38,444		40,703
(Gain) loss on sale of property	84		(406)		95		(504)
Distribution received from Howard Energy Partners (1)	4,284		—		8,797		—
Non-cash derivatives, taxes and other	1,189		(5,164)		1,255		(3,626)
Adjusted EBITDA	50,740		48,675		108,426		107,153
Interest expense	(17,984)		(21,382)		(38,052)		(40,827)
Cash taxes and other	(495)		(167)		(1,267)		(716)
Maintenance capital expenditures	(2,313)		(3,728)		(7,343)		(6,578)
Distributable cash flow	$29,948		$23,398		$61,764		$59,032
Distribution declared	$31,417		$26,997		$59,673		$50,427
Distribution coverage	0.95	x	0.87	x	1.03	x	1.17	x
Distributions declared per limited partner unit	$0.33		$0.33		$0.66		$0.66

(1)         Includes an adjustment for the Partnership’s equity in the earnings of Howard Energy Partners in the amount of ($37,000) and $41,000 for the three and six months ended June 30, 2013.

CROSSTEX ENERGY, L.P.

Operating Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Pipeline Throughput (MMBtu/d)
LIG	430,000	802,000	512,000	851,000
NTX Gathering	726,000	830,000	737,000	827,000
NTX Transmission	336,000	358,000	338,000	357,000
Total Gathering and Transmission Volume	1,492,000	1,990,000	1,587,000	2,035,000

Natural Gas Processed (MMBtu/d)
PNGL	390,000	833,000	436,000	854,000
LIG	260,000	249,000	254,000	256,000
NTX	399,000	351,000	396,000	334,000
Total Gas Volumes Processed	1,049,000	1,433,000	1,086,000	1,444,000

Crude Oil Handling (Bbls/d) (1)	10,400	—	10,000	—
Brine Disposal (Bbls/d)	8,000	—	7,900	—

NGLs Fractionated (Gal/d)	1,031,000	1,320,000	1,162,000	1,251,000

Realized weighted average NGL price ($/Gal) (2)	0.94	1.04	0.98	1.11
Actual weighted average NGL-to-Gas price ratio	238%	496%	272%	486%

North Texas Gathering (3)
Wells connected	20	31	40	84

(1)         Crude oil handling includes barrels handled by both the ORV and PNGL segments.

(2)         Ethane represents 41 percent and 38 percent of NGL gallons sold at realized prices of $0.29/gal and $0.27/gal for the three and six months ended June 30, 2013, and 39 percent and 43 percent of NGL gallons sold at realized prices of $0.39/gal and $0.48/gal for the three and six months ended June 30, 2012.

(3)         North Texas Gathering wells connected are as of the last day of the period and include Centralized Delivery Point connections where the Partnership connects multiple wells at a single meter station.

CROSSTEX ENERGY, INC.

Selected Financial Data

(All amounts in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenues	$454,737	$394,402	$900,427	$820,361
Purchased gas, NGLs and crude oil	359,093	304,098	700,115	630,304
Gross operating margin	95,644	90,304	200,312	190,057
Operating costs and expenses:
Operating expenses	36,862	30,571	74,200	58,378
General and administrative	18,592	13,774	37,565	29,380
(Gain) loss on sale of property	84	(406)	95	(504)
(Gain) loss on derivatives	(445)	(4,905)	27	(2,736)
Depreciation and amortization	34,673	32,889	68,417	65,085
Total operating costs and expenses	89,766	71,923	180,304	149,603
Operating income	5,878	18,381	20,008	40,454
Interest expense, net of interest income	(18,605)	(21,319)	(38,992)	(40,699)
Equity in income (loss) of limited liability company	37	—	(41)	—
Other income	108	12	329	25
Total other expense	(18,460)	(21,307)	(38,704)	(40,674)
Loss before non-controlling interest and income taxes	(12,582)	(2,926)	(18,696)	(220)
Income tax benefit	1,171	724	2,181	788
Net income (loss)	(11,411)	(2,202)	(16,515)	568
Less: Net income (loss) attributable to the non-controlling Interest	(6,744)	(530)	(8,912)	3,064
Net loss attributable to Crosstex Energy, Inc.	$(4,667)	$(1,672)	$(7,603)	$(2,496)
Net loss per common share:
Basic and diluted	$(0.09)	$(0.03)	$(0.15)	$(0.05)
Weighted average shares outstanding:
Basic and diluted	47,610	47,366	47,589	47,361

CROSSTEX ENERGY, INC.

Calculation of Cash Available for Dividends

(All amounts in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Distributions declared by Crosstex Energy, L.P. associated with:
General Partner Interest	$444	$510	$877	$952
Incentive Distribution Rights	1,386	1,153	2,622	2,152
L.P. Units Owned	5,417	5,417	10,834	10,834
Total share of distributions declared	$7,247	$7,080	$14,333	$13,938
Other non-partnership uses:
General and administrative expenses	(763)	(700)	(1,445)	(904)
Cash reserved *	(648)	(638)	(1,288)	(1,303)
Cash available for dividends	$5,836	$5,742	$11,600	$11,731
Dividend declared per share	$0.12	$0.12	$0.24	$0.24

*                 Cash reserved represents a cash holdback by the Corporation to cover tax payments, equity-matching investments in the Partnership and other miscellaneous cash expenditures. The amount is currently estimated at 10 percent of the Corporation’s share of Partnership distributions declared, net of non-partnership general and administrative expenses.